Exhibit 99.1

Bancshares of Florida, Inc. Expands Florida Franchise by Entering the
Coral Gables Market With Acquisition of Bristol Bank

          NAPLES, Fla., March 7 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a $570 million-asset multi-bank holding company based in Naples, Florida, and Bristol Bank, a $93 million-asset bank based in Coral Gables, Florida, jointly announced today the signing of a definitive agreement by which Bancshares of Florida, Inc. will acquire Bristol Bank by merging it with and into Bank of Florida, a wholly owned subsidiary of Bancshares of Florida, Inc.

          ”This merger will establish a presence for Bank of Florida in the dynamic City of Coral Gables,” said Bancshares of Florida, Inc. President and CEO Michael McMullan. “Dade County is a market our management team knows well, and Coral Gables is one of the crown jewels of this area. The demographics of this market are a perfect fit for our premium brand and business model. Our franchise is firmly established in Broward, Collier, Hillsborough and Palm Beach Counties, and we look forward to expanding into Dade County through the acquisition of Bristol Bank and a planned de novo office in Aventura.”

          Bancshares of Florida, Inc.’s business model focuses on serving the commercial banking and wealth management needs of small business owners, professionals, executives, entrepreneurs, and high net worth individuals and foundations. “Emphasis on client service, along with leading-edge technology, comprehensive cash management solutions and a full-service mortgage division, have enabled us to succeed in Florida’s fastest-growing markets. In addition, our investment consulting and wealth management services offered through the Bank of Florida Trust Company have allowed us to penetrate the private banking niche that is so prevalent in the strategic markets where the company has established a presence,” McMullan went on to say.

          Christopher Roden, who currently serves as Chairman and CEO for Bristol Bank, will join the Bank of Florida senior management team effective with the merger. “This partnership will enhance and strengthen our client relationships by providing access to greater technology and expanded products, as well as wealth management services that are in high demand in our market,” said Roden.

          ”We will look to Chris’ experience, reputation and community presence to continue to build strong relationships in the Southeast Florida market and to ensure a smooth transition,” said McMullan. “We are also pleased that Patricia Frost, who currently serves on the Bristol Bank Board of Directors, has agreed to join the Bancshares of Florida, Inc. Board of Directors. Her perspective as a leader and trustee for both non-profit organizations and public companies will be invaluable to us as we continue to grow our organization.”

          Under the terms of the definitive agreement, Bristol’s shareholders will receive $20.9 million, of which 70% will be paid in Bancshares common stock and 30% in cash. This equates to approximately 2.07 times Bristol’s book value as of September 30, 2005 and is expected to be accretive to Bancshares’ earnings and book value for 2006. The merger is subject to customary closing conditions, including approval from the shareholders of Bristol Bank and banking regulators. The transaction is expected to close early in the third quarter. Raymond James & Associates advised Bancshares of Florida, Inc. and Sandler O’Neill advised Bristol Bank in this transaction.

          Upon completion of the acquisition, Bancshares of Florida, Inc. will exceed $663 million in assets with the following affiliates: Bank of Florida, Fort Lauderdale in Broward, Dade and Palm Beach Counties; Bank of Florida, Southwest in Collier County; Bank of Florida, Tampa Bay in Hillsborough County; and Bank of Florida Trust Company.

          Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $570 million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida. Investor information may be found on the company’s web site, http://www.bankofflorida.com , by clicking on the “Investor Relations” tab.

          The foregoing may be deemed to be offering materials of Bancshares in connection with Bancshares’ proposed acquisition of Bristol Bank, on the terms and subject to the conditions in the Agreement and Plan of Merger dated March 7, 2006 between Bancshares and Bristol Bank.

          Bancshares and Bristol shareholders and other investors are urged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which Bancshares will file with the Securities and Exchange Commission in connection with the proposed merger, because it will contain important information about Bancshares, Bristol Bank, the merger, the solicitation of proxies in the merger and related matters.

          After it is filed with the Securities and Exchange Commission, the Proxy Statement/ Prospectus will be available for free both on the Securities and Exchange Commission website ( http://www.sec.gov ) and from Bancshares as follows:

           Corporate Secretary of Bancshares of Florida, Inc.
           1185 Immokalee Road
           Naples, Florida 34110
           (954) 653-2064

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward- looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

           For More Information, Contact:
           Michael McMullan, Bancshares of Florida, Inc.
           239-254-2100

SOURCE  Bancshares of Florida
          -0-                             03/07/2006
          /CONTACT:  Michael McMullan, Bancshares of Florida, Inc., +1-239-254-2100/
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